                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                (RULE 13D - 101)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 11) *

                             APPLIED INNOVATION INC.
                             -----------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                     --------------------------------------
                         (Title of Class of Securities)

                                   037916 10 3
                                 --------------
                                 (CUSIP Number)


                                DECEMBER 31, 2002
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Section is filed:

         [ ]     Rule 13d-1(b)

         [X]     Rule 13d-1(c)

         [ ]     Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G

-----------------------------
CUSIP NO.  037916 10 3
-----------------------------

--------------------------------------------------------------------------------

    1     Names of Reporting Persons:

          Linda S. Moersdorf

          I.R.S. Identification No. of Above Person (Entities Only)
--------------------------------------------------------------------------------

    2     Check the Appropriate Box if a Member of a Group:        (a)  [  ]
                                                                   (b)  [  ]
--------------------------------------------------------------------------------

   3      SEC Use Only:

--------------------------------------------------------------------------------

    4     Citizenship or Place of Organization:

          United Kingdom
--------------------------------------------------------------------------------

 NUMBER OF SHARES     5   Sole Voting Power:
                          0
                    ------------------------------------------------------------
   BENEFICIALLY
  OWNED BY EACH       6   Shared Voting Power:
                          0
                    ------------------------------------------------------------
 REPORTING PERSON
      WITH:           7   Sole Dispositive Power:
                          2,394,779
                    ------------------------------------------------------------

                      8   Shared Dispositive Power:
                          0
--------------------------------------------------------------------------------

    9     Aggregate Amount Beneficially Owned by Each Reporting Person:

          2,394,779
--------------------------------------------------------------------------------

   10     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                                         [  ]

--------------------------------------------------------------------------------

   11     Percent of Class Represented by Amount in Row (9)
          16.0%
--------------------------------------------------------------------------------

   12     Type of Reporting Person

          IN
--------------------------------------------------------------------------------

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                                  SCHEDULE 13G

----------------------------
CUSIP NO.  037916 10 3
----------------------------

ITEM 1.

         (a)      Name of Issuer:  Applied Innovation Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  5800 Innovation Drive, Dublin, OH 43016

ITEM 2.

         (a)      Name of Persons Filing:  Linda S. Moersdorf

         (b)      Address of Principal Business Office or, if none, Residence:

                  Linda S. Moersdorf
                  7091 Oakstream Court
                  Worthington, Ohio 43235

         (c) Citizenship: Linda S. Moersdorf is a citizen of the United Kingdom

         (d)      Title of Class of Securities: Common Stock, $.01 par value

         (e)      CUSIP Number:  037916 10 3

ITEM 3.

         Not applicable.

ITEM 4.   OWNERSHIP

         (a)  Amount Beneficially Owned:  2,394,779

         (b)  Percent of Class:  16.0%

         (c)  Number of Shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:                 0
              (ii)  Shared power to vote or to direct the vote:               0
              (iii) Sole power to dispose or to direct the disposition of:
                                                                      2,394,779
              (iv)  Shared power to dispose or to direct the disposition of:  0

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------------------------------
CUSIP NO.  037916 10 3
------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATIONS

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  July  14, 2003                         /s/ Linda S. Moersdorf
                                               -------------------------------
                                               Linda S. Moersdorf